Exhibit 99.1
April 22nd, 2013

Dear Fellow Shareholders,

In Q1, we added over 3 million streaming members, bringing us to more than 36 million, who collectively enjoyed on Netflix over 4 billion hours of films and TV shows.

Our summary results for Q1 2013 follow:

(in millions except per share data)	Q1 '12	Q2 '12	Q3 '12	Q4 '12	Q1 '13
Domestic Streaming:
Net Additions	1.74	0.53	1.16	2.05	2.03
Total Members	23.41	23.94	25.10	27.15	29.17
Paid Members	22.02	22.69	23.80	25.47	27.91
Revenue	$507	$533	$556	$589	$639
Contribution Profit*	$72	$87	$96	$113	$131
Contribution Margin*	14.3%	16.4%	17.2%	19.2%	20.6%

International Streaming:
Net Additions	1.21	0.56	0.69	1.81	1.02
Total Members	3.07	3.62	4.31	6.12	7.14
Paid Members	2.41	3.02	3.69	4.89	6.33
Revenue	$43	$65	$78	$101	$142
Contribution Profit (Loss)	$(103)	$(89)	$(92)	$(105)	$(77)

Domestic DVD:
Total Members	10.09	9.24	8.61	8.22	7.98
Revenue	$320	$291	$271	$254	$243
Contribution Profit	$146	$134	$131	$128	$113

Global:
Revenue	$870	$889	$905	$945	$1,024
Operating Income (Loss)	$(2)	$16	$16	$20	$32
Net Income (Loss) **	$(5)	$6	$8	$8	$3
Net Income Excluding Debt Extinguishment Loss	$—	$—	$—	$—	$19
EPS**	$(0.08)	$0.11	$0.13	$0.13	$0.05
EPS Excluding Debt Extinguishment Loss	$—	$—	$—	$—	$0.31

Free Cash Flow	$2	$11	$(20)	$(51)	$(42)
Shares (FD)	55.5	58.8	58.7	59.1	60.1

* Contribution profit & margin for prior periods reflect reclassification of marketing overhead costs to G&A
** Net Income/EPS includes a $25m loss on extinguishment of debt ($16m net of tax)

1

Domestic Streaming

Our U.S. streaming business achieved strong growth in Q1. We added over 2 million members to the service, launched to great reception our first Original series of 2013 House of Cards, and improved our streaming contribution margin above our 100 bps target.

We added 2.03 million members compared to 2.05 million in the prior quarter and 1.74 million in Q1 a year ago.

In terms of comparing our Q1 net additions to last year's performance, it's worth reminding everyone of the change we made to our member definition as detailed in the January 2012 Investor letter in which we immediately excluded from our member count those members who are on payment hold. This more conservative definition translated into ~300,000 fewer net additions in Q1 2012, so we would have reported about 2 million. Therefore, think of Q1 2013 net adds as roughly comparable to the year ago period, a positive outcome.

For many years, as a DVD-based business, Q1 net additions have been larger than the prior quarter net adds, but not this Q1. For DVD, factors such as a robust holiday DVD release slate and publicity for new movies created by the awards season telecasts likely influenced this pattern, boosting Q1 relative to Q4. This Q4 to Q1 pattern appears to be different for our streaming business, and this is our first clean streaming holiday season to show the seasonality.

We've seen improvements in our business over the last year in content, in our product, in optimizing the way we process payments, and in the general recovery of our brand. All of these improvements contribute to higher member satisfaction, which we see in higher year-over-year levels for members' likelihood to recommend our service.

During the quarter, we continued to grow members and revenue faster than content spending and our domestic streaming contribution margin increased to 20.6% in Q1, a further 140 bps of improvement from Q4 (not including 70 bps resulting from reclassifying marketing overhead)1. On a year-over-year basis, we expanded contribution margin over 600 bps on essentially flat marketing expense. Our target remains to expand contribution margin on average about 100 bps per quarter. We introduced our streaming only plan at $7.99 in 2010. We've been adding more content to the service ever since, and are very happy with membership growth at this low price point.

In terms of significant U.S. licensing deals, we entered into a multi-year agreement with Turner Broadcasting and Warner Bros. TV group for selected complete previous seasons of popular shows from Cartoon Network, Warner Bros. Animation and Adult Swim, as well as the TNT serialized drama Dallas. We also reached agreement directly with Warner Bros. TV to bring to Netflix members earlier, and more exclusively than ever before, complete previous seasons of some of the hottest shows on network and cable TV -- including Revolution (NBC), The Following (Fox), Longmire (A&E), and Political Animals (USA).

__________
1 As previewed in our January 2013 Investor letter, starting this quarter, marketing overhead is now part of global G&A (consistent with how we treat content overhead) and is not allocated to the domestic streaming segment.

2

The deal with Warner Bros. Television is significant because it illustrates our evolution to a curator of select programming. Many of our earliest deals were with networks and cable channels and included some shows that have not proven successful. Those networks and channels are also uniquely leveraged by their cable and satellite partners to hold back for as long as possible the availability of shows while limiting the kind of on-demand exclusivity we favor. By dealing directly with the producers of TV shows, we are better positioned to pick just those shows that we believe will work best and secure rights that may be otherwise blocked by TV carriage and transmission deals.

In that same spirit, we're also thrilled with our unique arrangement with Fox Television Studios to bring a third season of the fan favorite The Killing exclusively to our U.S., Canadian and Latin American members 90 days after the season finale airs on AMC. In the U.K., Ireland and Nordic countries, new episodes will premiere weekly and exclusively on Netflix, just days after the U.S. broadcast.

As we continue to focus on exclusive and curated content, our willingness to pay for non-exclusive, bulk content deals declines. At the end of May we'll be allowing our broad Viacom Networks deal for Nickelodeon, BET, and MTV content to expire. We are in discussions with them about licensing particular shows but have yet to conclude a deal. We continue to do lots of other business with Viacom around the world, such as our exclusive Pay1 deal for Paramount titles in Canada.

With all the recently added fresh programming from Disney, Cartoon Network, Hasbro's The Hub and Dreamworks Animation, we have a great kids offering.

As we discussed a quarter ago and in our April 2012 Investor letter appendix, we generally expect Q2 net additions to be lower than prior year Q2 due to increased seasonality of net additions. This coming Q2, however, we have Arrested Development, and momentum from lots of new content coming to the service, so we expect to see slightly higher net additions than Q2 a year ago.

Last quarter we shared with you that of our “top 200” titles, Amazon Prime Instant Video had only 73. This quarter it was 74.

International

Our international membership grew by 1 million during the quarter to a total of 7.1 million, generating 14% of global revenue. During Q4 2012, we added 1.8 million net international members and 1.2 million during Q1 20122. The Nordics and the UK/Ireland launch in Q4'12 and Q1'12, respectively, resulted in an elevated level of net additions in those launch quarters as we benefited from the initial growth of a new territory.

In all of our markets, we saw growth and improved profits or reduced losses. International contribution losses improved $28 million sequentially, better than expected due primarily to less growth in content spending than forecast. For Q2, we are not forecasting a substantial improvement in contribution losses because we are increasing our international content spending in line with revenue growth.

__________
2 The effect from the change to our member definition as discussed in the domestic streaming segment was very small for international (23,000 fewer Q1 2012 international net additions) because we had already excluded members on payment holds in LATAM.

3

In early Q2, we implemented a modest price increase (15 BRL to 17 BRL) in Brazil, approximately matching local inflation over the last two years.

We plan to launch an additional European market during the second half of 2013. We'll have more to say about this on our July earnings call.

Original Series

On February 1, we premiered all 13 episodes of House of Cards to enormous popular and critical acclaim. The global viewing and high level of engagement with the show increased our confidence in our ability to pick shows Netflix members will embrace and to pick partners skilled at delivering a great series. The high level of viewer satisfaction implies we are able to target the right audience without the benefit of existing broadcast or cable viewing data and the strong viewing across all our markets gives us faith in our ability to create global content brands in a cost-effective, efficient way.

Our decision to launch all episodes at once created enormous media and social buzz, reinforcing our brand attribute of giving consumers complete control over how and when they enjoy their entertainment. Some investors worried that the House of Cards fans would take advantage of our free trial, watch the show, and then cancel. However, there was very little free-trial gaming - less than 8,000 people did this - out of millions of free trials in the quarter.

On April 19, we launched all 13 episodes of Hemlock Grove, a horror thriller from Eli Roth and we're very pleased with its early performance. Hemlock Grove was viewed by more members globally in its first weekend than was House of Cards and has been a particular hit among young adults.

Up next is the long-awaited and much-anticipated fourth season of comedy cult favorite Arrested Development, with all 15 episodes available on May 26.

This summer, we'll launch Orange Is the New Black, a prison dramedy from Weeds creator Jenji Kohan; Derek, a heartfelt, funny look at life in a senior center from Ricky Gervais; and, later in the year, season two of Lilyhammer.

During the quarter, we announced two new Original series coming to Netflix. Turbo: F.A.S.T. (Fast Action Stunt Team), is a collaboration with DreamWorks Animation and our first ever series for kids. It will continue the story of the summer DreamWorks Animation movie Turbo when it premieres on our service in December.

Coming to Netflix in late 2014, will be Sense8, a new Sci-Fi thriller from the Wachowski siblings, who created the Matrix Trilogy and Cloud Atlas, and J. Michael Straszynski, creator of the hit TV series Babylon 5.

As we've said before, our first slate of Originals will represent a small percentage of both our content budget (i.e. P&L expense) and total viewing hours this year, though cash use is front loaded relative to the P&L expense.

Long term, we believe the value of our Original series in driving acquisition and retention improvements will be borne out as we add more seasons of already popular shows like House of Cards and further series. Harry Potter was not a phenomenon in book one, compared to later books in the series.

4

Marketing

With the broader acceptance of streaming and Internet Television, more of our marketing now focuses on the content we bring to members. The launch of House of Cards provided a halo effect on our entire service and spoke to the quality of experience members can expect from Netflix.

In addition to our emphasis on Original series, we are delivering targeted messages as high-profile titles arrive on the service. This marketing strategy is designed to attract new members, excite current members to watch more, and encourage past members to come back.

Our media spend is increasingly digital, with a moderate reduction in our use of linear TV advertising. We have seen encouraging results from online video ads and we will continue to find new ways to reach consumers at key stages along their consumer journey from initial awareness to free trial.

Improving Member Streaming Experience

We continue to make the member experience better through AB testing, measuring the impact of our innovation on acquisition, retention, and hours of viewing.

During the quarter, we continued to explore new payment vehicles with a focus on Latin America, adding direct debit with a number of banks in the region. Adding direct debit has lowered one of the barriers to membership in the region and is an example of how we generally expand the acquisition funnel, a focal point for our teams.

We had a number of wins during the quarter with new algorithmic techniques to match members with content they'll enjoy, driving more Netflix watching. The launch of House of Cards allowed us to explore new ways to promote significant individual titles to those members who are most inclined to watch without over-promoting to members with different tastes and are pleased with the results.

In many households, Netflix is used by different family members, and we tested a “Profiles” feature that separates the activity of each individual. This enables us to offer more relevant personalized suggestions for each individual, and we expect to roll out profiles globally in the coming months.

In January, the Video Privacy Protection Act was updated, allowing us to launch social features in the U.S, that we've been testing in the rest of the world since late 2011. We expect to see more social discovery of content to watch, supplementing the existing taste-based techniques we have relied upon to date. We'll continue to test and innovate around social features.

We also released the next major version of our Netflix player technology to our consumer electronics partners to include in their Smart TVs and set-top boxes. The new platform emphasizes size and performance improvements, and offers dramatically faster playback startup (aiming to match the time required for a linear channel change). This new platform will appear in a few new devices in time for the holiday season, and will roll out more widely in the spring 2014 refresh for many CE manufacturers.

We continue to realize gains (in availability, scalability, and cost savings) from our push to migrate our technology to the cloud, and we recently launched the Netflix Cloud Prize as a way to accelerate evolution of the Netflix Open Source platform. In addition, we are developing and sharing standards, such as HTML5 video standards and encoding format standards, and we are actively working with our studio suppliers to create a more robust supply chain for delivery of content.

5

A few members with large families run into our 2-simultaneous-stream limit. To best serve these members, we're shortly adding a 4-stream plan, at $11.99 in the U.S., and we expect fewer than 1% of members to take it.
DVD

DVD memberships declined modestly to about 8 million. Combined with lower than expected content costs, higher revenue drove a better-than-expected $113 million contribution profit in Q1, representing a 46.6% contribution margin. The expected sequential decline in DVD contribution margin was due to seasonally higher usage in Q1 and the USPS rate increase of $0.01 each way that took effect in January.

Absent USPS rate increases, we've been able to maintain our DVD contribution margin as members and shipment volume decline. We anticipate continuing to be able to maintain the margins we see in the first half of 2013 throughout the full year. Consistent with our view last quarter, we don't foresee USPS service changes that will have a material negative impact upon us or our members for the remainder of 2013.

Going forward we'll continue to provide our full DVD segment level reporting but will only provide guidance on DVD contribution profit since that is what we focus on.
Global Profitability: Q1 Results & Q2 Outlook

Consolidated Q1 net income was $3 million ($0.05 EPS) and includes a $16 million loss on extinguishment of debt, net of taxes, related to the refinancing of our 8.5% bond in February. Excluding this loss, our net income would have been $19 million ($0.31 EPS), above our guidance because of the outperformance across all three of our operating segments. Net income, excluding the loss on extinguishment of debt, was up sequentially as an $18 million increase in domestic streaming contribution profit and a $28 million decrease in international losses more than offset a $14 million decline of DVD contribution profit and an increase in global operating costs.

In Q2, our guidance implies net income roughly flat with Q1 (absent the loss on extinguishment of debt). We had a tax benefit in Q1 related to the retroactive reinstatement of the 2012 R&D tax credit that will not repeat in Q2, so higher sequential operating profit will be partially offset by higher sequential taxes.
Free Cash Flow

Free Cash Flow of negative $42 million was $45 million lower than our positive $3 million in net income in the quarter primarily due to payments for Originals and non-originals content in excess of the P&L expense, partially offset by the loss on extinguishment of the debt (a financing activity) and non-cash stock compensation expense. The investments that will continue to weigh on our cash flow relative to net income are Originals and non-Originals content (ongoing) and our Open Connect conversion (primarily in 2013).

6

Capital

In February, we raised $500 million in 8 year 5.375% notes with investment-grade covenants and used approximately $225 million of the proceeds to retire our 2007 8.5% notes. The refinancing of the notes, while being favorable to capital costs in the long term, was the basis for the $25 million pretax, or $16 million net of tax, loss on extinguishment of debt in the quarter.

With the fundraising, we finished the quarter with a little over $1 billion in cash and equivalents. Market conditions were attractive and we were pleased to add cash to increase our reserves and afford us the flexibility to invest in additional Originals.

We will convert the 2011 TCV $200 million convertible notes tomorrow (April 23rd) into the corresponding 2.3 million shares. We report diluted EPS as if the debt was converted, so our guidance for Q2 EPS already accounts for these shares, and there is no change to our cash on hand from this conversion.

Business Outlook

Q2 2013 Guidance
Domestic Streaming:
Total members	29.40 m to 30.05 m
Paid members	28.25 m to 28.85 m
Revenue	$665 m to $673 m
Contribution Profit	$139 m to $149 m

International Streaming:
Total members	7.3 m to 7.9 m
Paid members	6.7 m to 7.2 m
Revenue	$156 m to $170 m
Contribution Profit (Loss)	($81 m) to ($65 m)

Domestic DVD:
Contribution Profit	$100 m to $112 m

Consolidated Global:
Net Income (Loss)	$14 m to $29 m
EPS	$0.23 to $0.48

7

Summary

We have a huge opportunity to continue to grow as Internet TV develops globally and are working everyday to make sure our service is as good as it can possibly be.

Sincerely,

Reed Hastings, CEO	David Wells, CFO

Conference Call Q&A Session

Netflix management will host a webcast Q&A session at 3:00 p.m. Pacific Time today to answer investor questions not addressed in this letter. Please email your questions to ir@netflix.com. The company will read the questions aloud on the call and respond to as many questions as possible. After email Q&A, we will also open up the phone lines to answer additional questions not covered by the email Q&A or this letter.

The live webcast, and the replay, of the earnings Q&A session can be accessed at ir.netflix.com. The telephone # for the call is (760) 666-3613.

IR Contact:	PR Contact:
Erin Kasenchak	Jonathan Friedland
Director, Investor Relations	Chief Communications Officer
408 540-3691	310 734-2958

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Use of Non-GAAP Measures

This shareholder letter and its attachments include reference to the non-GAAP financial measures of free cash flow and net income and diluted earnings per share excluding the loss on extinguishment of debt. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make investments and for certain other activities. Management believes that the non-GAAP measures of net income and diluted earnings per share provide useful information as these measures exclude losses that are not indicative of our core operating results. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income, operating income, diluted earnings per share and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. Reconciliation to the GAAP equivalent of these non-GAAP measures are contained in tabular form on the attached unaudited financial statements.

Forward-Looking Statements

This shareholder letter contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our approach to licensing content; member acquisition seasonality; expansion to additional international markets and international contribution profits (losses); impact and value of our original content; marketing strategy; improvements in our member experience, including the rollout of our profiles and social features; conversion of our $200M convertible notes; business outlook for our DVD segment; free cash flow and usage of cash; member growth, including total and paid; revenue and contribution profit (loss) for both domestic (streaming and DVD) and international operations as well as net income and earnings per share for the second quarter of 2013. The forward-looking statements in this letter are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: our ability to attract new members and retain existing members; our ability to compete effectively; maintenance and expansion of device platforms for instant streaming; fluctuations in consumer usage of our service; disruption in service on our website and systems or with third-party computer systems that help us operate our service; competition; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 1, 2013. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

9

Netflix, Inc.
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31, 2013	December 31, 2012 (1)	March 31, 2012 (1)
Revenues	$1,023,961	$945,239	$869,791
Cost of revenues	726,863	695,867	623,933
Marketing	129,175	113,060	129,928
Technology and development	91,975	82,139	82,801
General and administrative	44,126	34,535	35,064
Operating income (loss)	31,822	19,638	(1,935)
Other income (expense):
Interest expense	(6,740)	(5,016)	(4,974)
Interest and other income (expense)	977	282	(116)
Loss on extinguishment of debt	(25,129)	—	—
Income (loss) before income taxes	930	14,904	(7,025)
(Benefit) provision for income taxes	(1,759)	7,007	(2,441)
Net income (loss)	$2,689	$7,897	$(4,584)
Earnings (loss) per share:
Basic	$0.05	$0.14	$(0.08)
Diluted	$0.05	$0.13	$(0.08)
Weighted average common shares outstanding:
Basic	55,972	55,562	55,456
Diluted	60,146	59,129	55,456

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

Three Months Ended
March 31, 2013
Non-GAAP net income reconciliation:
GAAP net income	$2,689
Loss on extinguishment of debt	25,129
Income tax effect	(9,152)
Non-GAAP net income	$18,666
Non-GAAP net income per share:
Basic	$0.33
Diluted	$0.31
Weighted average common shares outstanding:
Basic	55,972
Diluted	60,146

10

Netflix, Inc.
Consolidated Balance Sheets
(unaudited)
(in thousands, except share and par value data)

	As of
	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$418,051	$290,291
Short-term investments	607,821	457,787
Current content library, net	1,391,505	1,368,162
Prepaid content	57,254	59,929
Other current assets	82,469	64,622
Total current assets	2,557,100	2,240,791
Non-current content library, net	1,576,674	1,506,008
Property and equipment, net	129,319	131,681
Other non-current assets	100,196	89,410
Total assets	$4,363,289	$3,967,890
Liabilities and Stockholders' Equity
Current liabilities:
Current content liabilities	$1,355,010	$1,366,847
Accounts payable	102,822	86,468
Accrued expenses	52,004	53,139
Deferred revenue	178,878	169,472
Total current liabilities	1,688,714	1,675,926
Non-current content liabilities	1,083,427	1,076,622
Long-term debt	500,000	200,000
Long-term debt due to related party	200,000	200,000
Other non-current liabilities	78,229	70,669
Total liabilities	3,550,370	3,223,217
Stockholders' equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at March 31, 2013 and December 31, 2012; 56,143,986 and 55,587,167 issued and outstanding at March 31, 2013 and December 31, 2012, respectively	56	56
Additional paid-in capital	369,801	301,616
Accumulated other comprehensive income	291	2,919
Retained earnings	442,771	440,082
Total stockholders' equity	812,919	744,673
Total liabilities and stockholders' equity	$4,363,289	$3,967,890

11

Netflix, Inc.
Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Cash flows from operating activities:
Net income (loss)	$2,689	$7,897	$(4,584)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Additions to streaming content library	(591,941)	(631,647)	(764,893)
Change in streaming content liabilities	9,700	130,287	397,553
Amortization of streaming content library	485,740	464,538	339,736
Amortization of DVD content library	18,237	15,914	20,046
Depreciation and amortization of property, equipment and intangibles	12,051	11,963	11,331
Stock-based compensation expense	17,746	17,694	19,332
Excess tax benefits from stock-based compensation	(11,615)	(370)	(3,755)
Other non-cash items	1,750	(3,216)	(1,519)
Loss on extinguishment of debt	25,129	—	—
Deferred taxes	(6,748)	(3,622)	(10,843)
Changes in operating assets and liabilities:
Prepaid content	2,675	(26,777)	2,994
Other current assets	(8,402)	(1,698)	11,741
Accounts payable	17,104	4,043	(1,756)
Accrued expenses	(4,132)	(14,125)	1,783
Deferred revenue	9,406	14,326	1,806
Other non-current assets and liabilities	8,446	(1,393)	137
Net cash (used in) provided by operating activities	(12,165)	(16,186)	19,109
Cash flows from investing activities:
Acquisition of DVD content library	(21,193)	(18,149)	(13,528)
Purchases of property and equipment	(12,203)	(19,164)	(4,766)
Other assets	4,050	2,493	1,334
Purchases of short-term investments	(235,623)	(46,772)	(299,467)
Proceeds from sale of short-term investments	81,228	10,273	172,335
Proceeds from maturities of short-term investments	4,420	5,680	8,275
Net cash used in investing activities	(179,321)	(65,639)	(135,817)
Cash flows from financing activities:
Proceeds from issuance of common stock	39,146	2,058	1,224
Issuance costs	(9,414)	—	(388)
Redemption of debt	(219,362)	—	—
Proceeds from issuance of debt	500,000	—	—
Excess tax benefits from stock-based compensation	11,615	370	3,755
Principal payments of lease financing obligations	(403)	(596)	(559)
Net cash provided by financing activities	321,582	1,832	4,032
Effect of exchange rate changes on cash and cash equivalents	(2,336)	(14)	615
Net increase (decrease) in cash and cash equivalents	127,760	(80,007)	(112,061)
Cash and cash equivalents, beginning of period	290,291	370,298	508,053
Cash and cash equivalents, end of period	$418,051	$290,291	$395,992

	Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Non-GAAP free cash flow reconciliation:
Net cash (used in) provided by operating activities	$(12,165)	$(16,186)	$19,109
Acquisitions of DVD content library	(21,193)	(18,149)	(13,528)
Purchases of property and equipment	(12,203)	(19,164)	(4,766)
Other assets	4,050	2,493	1,334
Non-GAAP free cash flow	$(41,511)	$(51,006)	$2,149

12

Netflix, Inc.
Segment Information
(unaudited)
(in thousands)

	As of / Three Months Ended
	March 31, 2013	December 31, 2012 (1)	March 31, 2012 (1)
Domestic Streaming
Total members at end of period	29,174	27,146	23,410
Paid members at end of period	27,913	25,471	22,022

Revenue	$638,649	$589,471	$506,665
Cost of revenues	436,506	420,390	360,776
Marketing	70,793	55,661	73,405
Contribution profit	131,350	113,420	72,484

International Streaming
Total members at end of period	7,142	6,121	3,065
Paid members at end of period	6,331	4,892	2,409

Revenue	$142,019	$101,400	$43,425
Cost of revenues	165,024	151,238	91,411
Marketing	53,915	54,818	54,697
Contribution profit (loss)	(76,920)	(104,656)	(102,683)

Domestic DVD
Total members at end of period	7,983	8,224	10,089
Paid members at end of period	7,827	8,049	9,958

Revenue	$243,293	$254,368	$319,701
Cost of revenues	125,333	124,239	171,746
Marketing	4,467	2,581	1,826
Contribution profit	113,493	127,548	146,129

Consolidated

Revenue	$1,023,961	$945,239	$869,791
Cost of revenues	726,863	695,867	623,933
Marketing	129,175	113,060	129,928
Contribution profit	167,923	136,312	115,930
Other operating expenses	136,101	116,674	117,865
Operating income (loss)	31,822	19,638	(1,935)
Other income (expense)	(5,763)	(4,734)	(5,090)
Loss on extinguishment of debt	(25,129)	—	—
(Benefit) provision for income taxes	(1,759)	7,007	(2,441)
Net income (loss)	$2,689	$7,897	$(4,584)

(1) Certain prior period amounts have been reclassified from "Marketing" to "General and administrative" to conform to current period presentation.

13